UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

First Acceptance Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

FIRST ACCEPTANCE CORPORATION
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD NOVEMBER 7, 2007
To our Stockholders:
     The 2007 annual meeting of stockholders of First Acceptance Corporation will be held Wednesday, November 7, 2007, at 9:30 a.m., central time, at our corporate headquarters, which are located at 3322 West End Ave., Suite 1000, Nashville, Tennessee 37203. At the meeting, stockholders will vote on the following matters:
1.	Election of nine directors to serve until the next annual meeting of stockholders or until their respective successors are duly elected and qualified;

2.	Approval of an increase in the number of shares authorized for issuance pursuant to the First Acceptance Corporation Employee Stock Purchase Plan;

3.	Ratification of the appointment of Ernst & Young LLP as our independent auditors for the fiscal year ending June 30, 2008; and

4.	Any other matters that may properly come before the meeting.
     Stockholders of record at the close of business on October 1, 2007 are entitled to notice of and to vote at the meeting.
     Your vote is important. Please COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD in the enclosed stamped envelope in order that as many shares as possible will be represented.
By Order of the Board of Directors,
Thomas M. Harrison, Jr.
Secretary
Nashville, Tennessee
October 5, 2007

FIRST ACCEPTANCE CORPORATION
3322 WEST END AVE., SUITE 1000
NASHVILLE, TENNESSEE 37203

PROXY STATEMENT

     The Board of Directors of First Acceptance Corporation is soliciting proxies to be used at the 2007 annual meeting of stockholders. This proxy statement and the enclosed proxy will be first mailed to stockholders on or about October 5, 2007.
ABOUT THE MEETING
What Is the Purpose of the Annual Meeting?
     At our annual meeting, stockholders will vote on the matters outlined in the accompanying notice of meeting. In addition, our management will report on our performance during fiscal 2007 and respond to questions from stockholders.
Who Is Entitled to Vote?
     Only stockholders of record at the close of business on the record date, October 1, 2007, are entitled to receive notice of the annual meeting and vote the shares of common stock that they held on that date at the meeting, or any postponement or adjournment of the meeting. Each outstanding share of our common stock entitles its holder to cast one vote on each matter to be voted upon.
What Constitutes a Quorum?
     For purposes of voting on all matters, the presence at the meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding on the record date will constitute a quorum. As of the record date, 47,615,289 shares of our common stock were outstanding. Proxies received but marked as abstentions will be included in the calculation of the number of shares considered to be present at the meeting. Broker nonvotes also will be included in the calculation of the number of shares considered to be present at the meeting.
How Do I Vote?
     If you complete and properly sign the accompanying proxy card and return the card to us, the card will be voted as you direct. If you are a registered stockholder and attend the meeting, you may deliver your completed proxy card in person. “Street name” stockholders who wish to vote at the meeting will need to obtain a proxy form from the institution that holds their shares.
Can I Change My Vote After I Return My Proxy Card?
     Yes. You can revoke your proxy at any time before it is exercised in any of three ways:
•	by submitting written notice of revocation to the Secretary;

•	by submitting another proxy that is later dated and properly signed; or

•	by voting in person at the meeting.

What Are the Board’s Recommendations?
     Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board of Directors. The Board’s recommendations are set forth below, and a description of each item is included in this proxy statement. In summary, the Board recommends a vote:
•	for election of each of the nominated directors (see page 4);

•	for approval of the amendment to the First Acceptance Corporation Employee Stock Purchase Plan (see page 26); and

•	for ratification of the appointment of Ernst & Young LLP as our independent auditors for the fiscal year ending June 30, 2008 (see page 29).
     With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by the Board of Directors or, if no recommendation is given, in their own discretion.
What Vote Is Required to Approve Each Proposal?
     Each of the director nominees must receive affirmative votes from a plurality of the votes cast to be elected. This means that the nine nominees receiving the greatest number of votes will be elected as directors. The approval of the amendment to the First Acceptance Corporation Employee Stock Purchase Plan and ratification of the appointment of Ernst & Young LLP as our independent auditors, as well as any other matter that properly comes before the meeting, in order to be approved, must receive affirmative votes from a majority of the shares represented in person or by proxy and entitled to vote on the matter. If you abstain from voting on the election of directors, your abstention will have no effect on the outcome, provided that a quorum has been established. If you abstain from voting on the amendment to the First Acceptance Corporation Employee Stock Purchase Plan and ratification of the appointment of Ernst & Young LLP as our independent auditors, your abstention will have the same effect as a vote against the proposal.
Will My Shares Be Voted if I Do Not Sign and Return My Proxy Card?
     If you are a registered stockholder and do not sign and return your proxy card, your shares will not be voted at the annual meeting. If your shares are held in “street name” and you do not issue instructions to your broker, your broker may vote your shares at its discretion on routine matters, but may not vote your shares on nonroutine matters. Under current New York Stock Exchange rules, the proposals relating to the election of directors and the ratification of the appointment of Ernst & Young LLP as our independent auditors are deemed to be routine matters with respect to which brokers and nominees may exercise their voting discretion without receiving instructions from the beneficial owner of the shares. The proposal relating to the amendment to the First Acceptance Corporation Employee Stock Purchase Plan is deemed a nonroutine matter, and brokers and nominees may not exercise their discretion to vote on that proposal without receiving instructions from the beneficial owner of the shares.
What Is a “Broker Nonvote?”
     Under current New York Stock Exchange rules, brokers and nominees may exercise their voting discretion without receiving instructions from the beneficial owner of the shares on proposals that are deemed to be routine matters. If a proposal is not a routine matter, the broker or nominee may not vote the shares with respect to the proposal without receiving instructions from the beneficial owner of the shares. If a broker turns in a proxy card expressly stating that the broker is not voting on a nonroutine matter, such action is referred to as a “broker nonvote.”
What Is the Effect of a Broker Nonvote?
     Broker nonvotes will be counted for the purpose of determining the presence or absence of a quorum, but will not be counted for determining the number of votes cast. A broker nonvote will not affect the outcome of any proposal in the proxy statement, provided that a quorum has been established.

STOCK OWNERSHIP
     The following table shows the amount of our common stock beneficially owned (unless otherwise indicated) by our current directors, our executive officers named in the Summary Compensation Table in this proxy statement and our current directors and executive officers as a group. Except as indicated in the table, none of our stockholders beneficially owns more than 5% of our common stock. Except as otherwise indicated, all information is as of October 1, 2007.

			Acquirable
	Outstanding		Within 60	Percent of
Name	Shares (1)		Days (2)	Class (3)
Stephen J. Harrison	6,999,999	(4)	71,677	14.8%
Edward L. Pierce	50,000		62,500	*
Thomas M. Harrison, Jr.	6,999,999	(5)	71,677	14.8%
Kevin P. Cohn	—		25,000	*
William R. Pentecost	4,972		40,000	*
Rhodes R. Bobbitt	169,661		—	*
Harvey B. Cash	2,000		—	*
Donald J. Edwards	536,666	(6)	3,725,678	8.3%
Gerald J. Ford	15,673,219	(7)	—	32.9%
Tom C. Nichols	22,500		—	*
Lyndon L. Olson, Jr.	23,000		—	*
William A. Shipp, Jr.	17,000		—	*
All directors and executive officers as a group (14 persons)	30,501,959		4,046,532	66.9%

*	Represents less than 1% of our outstanding common stock.

(1)	The number of shares shown includes shares that are individually or jointly owned, as well as shares over which the individual has either sole or shared investment or voting authority.

(2)	Reflects the number of shares that could be purchased by exercise of options exercisable on October 1, 2007 or within 60 days thereafter under our stock option plan.

(3)	Pursuant to the rules of the Securities and Exchange Commission, or the SEC, shares of common stock that an individual owner has a right to acquire within 60 days pursuant to the exercise of stock options are deemed to be outstanding for the purpose of computing the ownership of that owner, but are not deemed outstanding for the purpose of computing the ownership of any other individual owner. Likewise, the shares subject to options held by our directors and executive officers that are exercisable within 60 days are all deemed outstanding for the purpose of computing the percentage ownership of all executive officers and directors as a group.

(4)	Reflects 2,825,506 shares held by the Stephen J. Harrison 2006 Grantor Retained Annuity Trust and 4,174,493 shares held by the Stephen J. Harrison 2007 Grantor Retained Annuity Trust. Address: 3322 West End Ave., Suite 1000, Nashville, Tennessee 37203.

(5)	Reflects 2,825,506 shares held by the Thomas M. Harrison, Jr. 2006 Grantor Retained Annuity Trust and 4,174,493 shares held by the Thomas M. Harrison, Jr. 2007 Grantor Retained Annuity Trust. Address: 3322 West End Ave., Suite 1000, Nashville, Tennessee 37203.

(6)	Address: Flexpoint Partners, LLC, 676 N. Michigan Avenue, Suite 3300, Chicago, Illinois 60611.

(7)	Includes 11,919,408 shares owned through Hunter’s Glen/Ford Ltd. (“Hunter’s Glen”); 1,793,446 shares owned through Turtle Creek Revocable Trust (“Turtle Creek Trust”); and 1,960,365 shares owned by Jeremy B. Ford, Mr. Ford’s son. Because Mr. Ford is one of two general partners of Hunter’s Glen and the sole stockholder of Ford Diamond Corporation, a Texas corporation and the other general partner of Hunter’s Glen, Mr. Ford is considered the beneficial owner of the shares that Hunter’s Glen owns. Since Mr. Ford is trustee of Turtle Creek Trust, Mr. Ford is considered the beneficial owner of the shares that Turtle Creek Trust owns. Address: 200 Crescent Court, Suite 1365, Dallas, Texas 75201.

Section 16(a) Beneficial Ownership Reporting Compliance
     The federal securities laws require our directors and officers and persons who own more than 10% of our common stock to timely file with us and the SEC initial reports of ownership and reports of changes in ownership. Based solely upon a review of filings with the SEC and written representations that no other reports were required, we believe that all of our directors and officers complied during fiscal 2007 with their reporting requirements.
CORPORATE GOVERNANCE
Corporate Governance Guidelines
     We have adopted Corporate Governance Guidelines that outline the composition, operations and responsibilities of the Board of Directors. The Guidelines require that at least a majority of the members of the Board must be independent, as defined by applicable law and the standards of The New York Stock Exchange. The Board has determined that each of Messrs. Bobbitt, Cash, Nichols, Olson and Shipp are “independent” within the meaning of the rules of The New York Stock Exchange as currently in effect. The Guidelines also require that all of the members of the committees of the Board must be independent. A copy of our Corporate Governance Guidelines may be found on the corporate governance page of our website at www.firstacceptancecorp.com, and we will send a written copy of our Corporate Governance Guidelines to any stockholder who requests a copy by delivering written notice to Thomas M. Harrison, Jr., Secretary, First Acceptance Corporation, 3322 West End Ave., Suite 1000, Nashville, Tennessee 37203.
     The non-management members of the Board of Directors meet regularly in executive sessions. The Chairman of the Board of Directors presides over executive sessions of the non-management directors. Stockholders and all other interested parties may send communications to the Chairman of the Board of Directors or to any of the non-management directors at 3322 West End Ave., Suite 1000, Nashville, Tennessee 37203.
Code of Business Conduct and Ethics
     The Board has adopted a Code of Business Conduct and Ethics which outlines the principles, policies and laws that govern our activities and establishes guidelines for professional conduct in the workplace. The Code of Business Conduct and Ethics includes provisions relating to ethical conduct, conflicts of interest, compliance with law and internal reporting of violations of the code. The Code of Business Conduct and Ethics applies to directors as well as executive officers and other employees. Every employee is required to read and certify annually that he or she has read and understands, and will comply with, the code. A copy of our Code of Business Conduct and Ethics may be found on the corporate governance page of our website at www.firstacceptancecorp.com, and we will send a written copy of our Code of Business Conduct and Ethics to any stockholder who requests a copy by delivering written notice to Thomas M. Harrison, Jr., Secretary, First Acceptance Corporation, 3322 West End Ave., Suite 1000, Nashville, Tennessee 37203. We intend to disclose amendments to or waivers from the Code of Business Conduct and Ethics for the benefit of our executive officers or directors, if any, on our web site at www.firstacceptancecorp.com.

PROPOSAL 1 — ELECTION OF DIRECTORS
     The Board of Directors is comprised of nine members. The Board of Directors has nominated and recommends to the stockholders Rhodes R. Bobbitt, Harvey B. Cash, Donald J. Edwards, Gerald J. Ford, Stephen J. Harrison, Thomas M. Harrison, Jr., Tom C. Nichols, Lyndon L. Olson, Jr. and William A. Shipp, Jr. for election to serve as directors until our next annual meeting of stockholders and until such time as their respective successors are duly elected and qualified. Each of the director nominees is currently a director and was elected by the stockholders at our 2006 annual meeting of stockholders.
     If any of the nominees should become unable to accept election, the persons named in the proxy may vote for such other person or persons as may be designated by the Board of Directors. Management has no reason to believe that any of the nominees named above will be unable to serve.
     Certain information with respect to the nominees for election as directors is set forth below.
     Rhodes R. Bobbitt, 62, has served as a director of the Company since August 2004. From February 1987 until his retirement in June 2004, Mr. Bobbitt served as managing director and Dallas regional office manager of the Private Client Service Group — Credit Suisse First Boston and its predecessor, Donaldson, Lufkin & Jenrette. Prior to joining Donaldson, Lufkin & Jenrette, Mr. Bobbitt was vice president of security sales in the Dallas office of Goldman Sachs & Co. Mr. Bobbitt is a director of Hilltop Holdings, Inc. (formerly Affordable Residential Communities Inc.).
     Harvey B. Cash, 68, has served as a director of the Company since November 1996. Mr. Cash has been a general partner of InterWest Partners, a venture capital fund, since 1986. Mr. Cash is a director of Silicon Laboratories, i2 Technologies, Inc., Ciena Corporation, Staktek Holdings, Inc. and Argonaut Group, Inc.
     Donald J. Edwards, 41, has served as a director of the Company since July 2002. Mr. Edwards currently is the managing principal for Flexpoint Partners, LLC, a Chicago-based private equity firm, and served as our President and Chief Executive Officer from July 2002 through April 2004. Prior to July 2002, Mr. Edwards served as a Principal in GTCR Golder Rauner, a Chicago-based private equity firm, for over five years.
     Gerald J. Ford, 63, has been Chairman of the Board of Directors and a director of the Company since its formation in August 1996. Mr. Ford served as our Chief Executive Officer from our formation until July 2002. He currently is a private investor, and serves as Chairman of the Board of Trustees of Southern Methodist University and as a trustee of Southwestern Medical Foundation. Mr. Ford was the Chairman of the Board, Chief Executive Officer and a director of Golden State Bancorp Inc., a holding company whose primary asset was its indirect ownership of California Federal Bank, from September 1998 through November 2002. Mr. Ford is a director of Freeport-McMoRan Copper & Gold, McMoRan Exploration Co., Scientific Games Corporation and Hilltop Holdings, Inc. (formerly Affordable Residential Communities Inc.).
     Stephen J. Harrison, 55, has served as President and Chief Executive Officer and a director of the Company since April 2004. In 1995, Mr. Harrison co-founded USAuto Insurance Company, Inc., predecessor of USAuto Holdings, Inc. (“USAuto Holdings”), which we acquired in April 2004, and served as President and Chief Executive Officer of USAuto Holdings since its inception. Mr. Harrison has over 30 years experience in insurance and related industries, including automobile insurance and insurance agency operations. From 1974 to 1991, he served in various capacities with the Harrison Insurance Agency, a family-owned multi-line insurance agency. From 1991 to 1993, Mr. Harrison served as President of Direct Insurance Company, a non-standard automobile insurance company. Mr. Harrison is the brother of Thomas M. Harrison, Jr., who is Executive Vice President, Secretary and a director of the Company.

     Thomas M. Harrison, Jr., 57, has served as Executive Vice President, Secretary and a director of the Company since April 2004. In 1995, Mr. Harrison co-founded USAuto Insurance Company, Inc., predecessor to USAuto Holdings, which we acquired in April 2004, and has served as Vice President and Secretary of USAuto Holdings since its inception. He has over 30 years experience in insurance and related industries, including automobile insurance and insurance agency operations. From 1976 to 1995, Mr. Harrison served in various capacities with the Harrison Insurance Agency, a family-owned multi-line insurance agency. Mr. Harrison is the brother of Stephen J. Harrison, who is President, Chief Executive Officer and a director of the Company.
     Tom C. Nichols, 60, has served as a director of the Company since November 2005. Mr. Nichols has been President and a director of First United Bancorp and Chairman, President and Chief Executive Officer of State National Bancshares, Fort Worth since October 1996. Mr. Nichols previously served as President of Ford Bank Group and First United Bancshares, a multibank holding company. Mr. Nichols is a director of United New Mexico Financial.
     Lyndon L. Olson, Jr., 60, has served as a director of the Company since August 2004. Mr. Olson has served as a senior advisor to Citigroup, Inc., serving as a consultant to senior management, since 2001. Mr. Olson served as United States Ambassador to Sweden from 1998 until 2001. From 1990 to 1998, Mr. Olson served with Citigroup as President and Chief Executive Officer of Travelers Insurance Holdings and the Associated Madison Companies. Prior to joining Citigroup, Mr. Olson served as President of the National Group Corporation and Chief Executive Officer of its National Group Insurance Company.
     William A. Shipp, Jr., 55, has served as a director of the Company since August 2004. Mr. Shipp has been principal of W.A. Shipp, Jr. & Co., a financial advisory firm, since July 1995 and has served as Treasurer/Secretary of the Jack C. Massey Foundation since July 1999. From December 1983 to June 1995, Mr. Shipp served as Vice President of Massey Investment Company. Prior to joining Massey Investment Company, Mr. Shipp worked for more than eight years in various audit and tax capacities for Ernst & Young. Mr. Shipp is a certified public accountant.
Required Vote; Recommendation of the Board
     The affirmative vote of a plurality of the votes cast by the stockholders entitled to vote at the meeting is required for the election of directors. Abstentions and broker nonvotes will be counted in determining whether there is a quorum, but will not be voted with respect to the proposal. Therefore, so long as a quorum has been established, abstentions and broker nonvotes will have no effect on whether this proposal is approved.
     The Board of Directors recommends that you vote FOR each of the nominees.

How Are Our Directors Compensated?
     Each non-employee director receives an annual retainer of $20,000, payable in equal, quarterly installments in arrears. The Chairman of the Audit Committee of the Board of Directors receives an additional annual retainer of $5,000, payable in equal, quarterly installments in arrears. Non-employee directors also receive a fee of $2,000 for each Board of Directors meeting attended and $1,000 for each board committee meeting attended. In addition, non-employee directors other than Messrs. Ford and Edwards receive an award pursuant to our 2002 Long Term Incentive Plan of 1,000 shares of restricted stock on the date of each annual meeting of our stockholders. The restricted stock is subject to forfeiture if the director ceases to serve as a director of the Company during the period of six months following the date of the award, subject to certain exceptions.
     The following table summarizes information with respect to the compensation paid to the members of our board in fiscal 2007.

	Fees
	Earned or	Stock
	Paid in	Awards
Name	Cash ($)	($) (1)	Total ($)
Rhodes R. Bobbitt	40,000	10,660	50,660
Harvey B. Cash	31,000	10,660	41,660
Donald J. Edwards	31,000	—	31,000
Gerald J. Ford	28,000	—	28,000
Thomas C. Nichols	36,000	10,660	46,660
Lyndon L. Olson, Jr.	29,000	10,660	39,660
William A. Shipp, Jr.	45,000	10,660	55,660

(1)	Represents the proportionate amount of the total value of stock awards to directors recognized as an expense during fiscal 2007 for financial accounting purposes under Statement of Financial Accounting Standards No. 123 (Revised), Share Based Payment (“FAS 123R”) in fiscal 2007, disregarding for this purpose estimated forfeitures relating to service-based vesting conditions. Compensation expense is equal to the grant date fair value of the stock awards using the actual closing price for the Company’s Common Stock on the NYSE (New York Stock Exchange) as of the date of grant. The non-employee directors (excluding Mr. Edwards and Mr. Ford) were granted 1,000 shares of restricted stock on November 9, 2006 pursuant to our 2002 Long Term Incentive Plan. As of June 30, 2007, non-employee directors held outstanding stock awards for the following number of shares of our common stock: Mr. Bobbitt, 2,000; Mr. Cash, 2,000; Mr. Nichols, 2,000; Mr. Olson, 2,000; and Mr. Shipp, 2,000.
What Committees Has the Board Established?
     The Board of Directors has standing Audit, Compensation, and Nominating and Corporate Governance Committees. A copy of the charter for each committee may be found on the corporate governance page of our website at www.firstacceptancecorp.com and is available to any stockholder who requests a copy by delivering written notice to Thomas M. Harrison, Jr., Secretary, First Acceptance Corporation, 3322 West End Ave., Suite 1000, Nashville, Tennessee 37203.
     Audit Committee. The principal functions of the Audit Committee are (i) to oversee our accounting and financial reporting processes and audits of our financial statements; (ii) to engage or discharge our independent auditors; (iii) to review the nature and scope of the audit, including, but not limited to, a determination of the effectiveness of the audit effort through meetings held at least annually with independent auditors, and a determination through discussion with the auditors that no unreasonable restrictions were placed on the scope or implementation of their examinations; (iv) to oversee and review the independence, qualifications and performance of the auditors; (v) to pre-approve all auditing and non-auditing services to be provided by our independent auditors; (vi) to review our financial statements and disclosures in our periodic reports with management and our independent auditors; (vii) to review our policies with respect to risk assessment, risk management and the quality and adequacy of our internal controls and processes through discussions with and reports from our independent auditors and management; (viii) to establish procedures for handling any complaints relating to accounting, internal controls or auditing matters and to ensure that such complaints are treated confidentially and anonymously; (ix) to review material changes in accounting and reporting principles and practices and discuss with management and outside auditors the selection, application and disclosure of critical accounting policies and practices used in our financial statements; (x) to retain, at our expense, outside counsel, auditors or other experts, consultants or advisors as it deems necessary or appropriate in the performance of its duties; and (xi) to report to the full Board of Directors on the results of its reviews. The Audit Committee operates under a written charter adopted by the full Board of Directors. Members of the Audit Committee are Messrs. Bobbitt, Nichols and Shipp, all of whom are independent directors. Mr. Shipp is an audit committee financial expert, as defined in Item 407(d)(5)(ii) of Regulation S-K. During fiscal 2007, the Audit Committee met seven times.
     Compensation Committee. The functions of the Compensation Committee include reviewing and approving the Company’s compensation policies, the compensation arrangements for senior management and directors, the compensation and benefit plans in which officers and directors are eligible to participate, and awards under (and otherwise administering) such plans. The Compensation Committee operates under a written charter adopted by the full Board of Directors. Members of the Compensation Committee are Messrs. Cash, Nichols and Olson, all of whom are independent directors. During fiscal 2007, the Compensation Committee met one time.
     Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee is responsible for identifying qualified individuals to serve as directors; reviewing the qualifications of incumbent directors and those candidates proposed by a director, executive officer or stockholder; making recommendations to the full Board of Directors regarding such candidates; recommending the candidates that will serve on the various committees of the Board; reviewing Board composition; and reviewing the management succession plan of the Company.
     When determining whether to nominate a current director to be reelected as a director, the Nominating and Corporate Governance Committee must review the performance of the director during the prior year using performance criteria established by the Nominating and Corporate Governance Committee which, at a minimum, shall include:
•	attendance at Board and Committee meetings;

•	preparedness for Board and Committee meetings;

•	quality of objectivity in exercising business judgment;

•	participation at Board and Committee meetings; and

•	candor toward other directors, management and professionals retained by the Company.
     The Nominating and Corporate Governance Committee has no specifically defined process for identifying and evaluating nominees, but it seeks to identify potential candidates for membership on the Board through conversations with members of the Board, senior management and other constituencies. The Nominating and Corporate Governance Committee may from time to time engage a third party to identify or evaluate or assist in identifying or evaluating potential nominees. The Nominating and Corporate Governance Committee is also responsible for reviewing the qualifications and performance of incumbent directors to determine whether to recommend them to the Board of Directors as nominees for re-election.
     The Nominating and Corporate Governance Committee also considers nominees proposed by our stockholders in accordance with the provisions contained in our bylaws and certificate of incorporation. Nominations made by stockholders must be made by written notice setting forth the information required by our bylaws and certificate of incorporation received by the secretary of the Company at least 60 days in advance of the annual meeting of stockholders, or (if later) within ten days after the first public notice of that meeting is sent to stockholders. Stockholders may propose nominees for consideration by the Nominating and Corporate Governance Committee by submitting the names and supporting information to: Secretary, First Acceptance Corporation, 3322 West End Ave., Suite 1000, Nashville, Tennessee 37203.
     In addition, the Nominating and Corporate Governance Committee is responsible for reviewing and recommending corporate governance policies for the Company; reviewing potential director conflicts of interest; evaluating Board performance, including the effectiveness of current Board policies and practices; and reviewing any regulatory requirements relating to the continuing education of directors. The Nominating and Corporate Governance Committee operates under a written charter adopted by the full Board of Directors. Members of the Nominating and Corporate Governance Committee are Messrs. Bobbitt, Cash and Shipp, all of whom are independent directors. During fiscal 2007, the Nominating and Corporate Governance Committee met two times.

How Often Did the Board Meet During Fiscal 2007?
     The Board of Directors met four times during fiscal 2007. Each of the directors attended at least 75% of the aggregate of all meetings of the Board of Directors and all meetings of the committees on which the director served. All of the directors attended our 2006 annual meeting of stockholders.
How Do I Communicate with the Board?
     Stockholders and all other interested parties can send communications to the Board of Directors and, if applicable, to specified individual directors c/o First Acceptance Corporation, 3322 West End Ave., Suite 1000, Nashville, Tennessee 37203. All stockholder communications will be forwarded directly to the Board of Directors or, if applicable, to specified individual directors.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
     In accordance with our Related Party Transaction Policy, our Audit Committee is responsible for reviewing and approving the terms and conditions of all transactions involving the Company and our executive officers, directors and beneficial owners of 5% or more of our common stock and their affiliates. The Audit Committee considers all relevant information and facts available to the Audit Committee regarding a related party transaction, and takes into account factors that it deems to be appropriate, including, without limitation, whether the transaction is on terms no less favorable to the Company than could be obtained from unaffiliated third parties and whether the transaction is reasonably expected to benefit the Company. Approval of the Audit Committee is not required for compensation paid to any director of the Company for services rendered to the Company in his or her capacity as a director if the compensation is required to be disclosed in the Company’s proxy statement pursuant to applicable SEC rules. The Audit Committee is also not required to approve any compensation paid to an executive officer of the Company if the compensation is required to be reported in the Company’s proxy statement pursuant to applicable SEC rules or if the executive officer is not an immediate family member of another executive officer or director of the Company, the compensation would be required to be included in the Company’s proxy statement if the executive officer was a named executive officer and the Company’s Compensation Committee approved such compensation.
     Donald J. Edwards, our former President and Chief Executive Officer and a current director, was terminated as our President and Chief Executive Officer on April 30, 2004. In connection with Mr. Edwards’ separation from the Company, we entered into a Separation Agreement with Mr. Edwards. Pursuant to the terms of the Separation Agreement, we agreed to provide Mr. Edwards and his family with medical and dental insurance coverage through July 1, 2007 on terms consistent with the insurance provided to our other senior executives. We also agreed to reimburse Flexpoint Partners, LLC, an entity controlled by Mr. Edwards, for all expenses incurred by Flexpoint Partners pursuant to the lease for its office space located in Chicago, Illinois. The lease expires on August 31, 2009. During the 2007 fiscal year, we paid Mr. Edwards and Flexpoint Partners an aggregate of $225,034 pursuant to the Separation Agreement.
     Effective May 1, 2004, we entered into an Advisory Services Agreement with Flexpoint Partners pursuant to which Flexpoint Partners renders advisory services to us in connection with financings, mergers and acquisitions and other related matters. Pursuant to the Advisory Services Agreement, we pay Flexpoint Partners a quarterly fee of $62,500 and reimburse it for its reasonable expenses incurred in connection with providing those advisory services. The Advisory Services Agreement expires on April 30, 2008. The Advisory Services Agreement may be terminated by us if Flexpoint Partners fails or refuses to perform its services pursuant to the agreement, does any act, or fails to do any act, which results in an indictment for or conviction of a felony or other similarly serious offense or upon the written agreement of Flexpoint Partners. Flexpoint Partners may terminate the agreement upon our written consent or if we are in material breach of our obligations thereunder. During the 2007 fiscal year, we paid Flexpoint Partners advisory services fees of $250,000 and reimbursed it for $32,134 of expenses pursuant to the Advisory Services Agreement.

AUDIT COMMITTEE REPORT
     The Audit Committee of the Board of Directors is composed of three directors who are independent directors as defined under the applicable rules of The New York Stock Exchange. The Audit Committee operates under a written charter adopted by the full Board of Directors. The Audit Committee’s responsibilities include oversight of our independent auditors and internal audit function, as well as oversight of our financial reporting process on behalf of the full Board of Directors. Management has the primary responsibility for the financial statements and the reporting process. Our independent auditors are responsible for expressing an opinion on the conformity of our audited financial statements to generally accepted accounting principles.
     In this context, for fiscal 2007, the Audit Committee reviewed and discussed with management and the independent auditors the audited financial statements. Management represented to the Audit Committee that our consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States. The Audit Committee reviewed a report on the effectiveness of our internal control over financial reporting and “Management’s Annual Report on Internal Control over Financial Reporting” and Ernst and Young’s “Report of Independent Registered Public Accounting Firm,” which are included in our Annual Report on Form 10-K for the year ended June 30, 2007.
     The Audit Committee discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees) (AICPA, Professional Standards, Vol. 1, AU Section 380). In addition, the Audit Committee received from the independent auditors the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with them their independence from the Company and its management. The Audit Committee has considered whether the independent auditors’ provision of non-audit services to the Company is compatible with maintaining the auditors’ independence.
     In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the full Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended June 30, 2007, which was filed with the SEC.
THE AUDIT COMMITTEE
Rhodes R. Bobbitt
Tom C. Nichols
William A. Shipp, Jr.
     The foregoing report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference the proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

EXECUTIVE COMPENSATION
Compensation Committee Report
     The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based upon such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.
THE COMPENSATION COMMITTEE
Harvey B. Cash
Tom C. Nichols
Lyndon L. Olson
Compensation Discussion and Analysis
     Overview of Compensation Process. The Compensation Committee of our Board of Directors is responsible for establishing the compensation arrangements for our employees, including our executive officers, and reviewing and making recommendations to the full Board of Directors regarding non-employee director compensation. The Compensation Committee is also responsible for the administration of our stock incentive plans and other compensation plans in which our employees participate. It is the responsibility of the Compensation Committee to determine whether, in its judgment, our executive compensation policies are reasonable and appropriate, meet the stated objectives of those policies and effectively serve our best interests and the best interests of our stockholders. Each member of the Compensation Committee is an “independent director” as defined under the applicable rules of The New York Stock Exchange and our Corporate Governance Guidelines, a “non-employee director” as defined in Rule 16b-3 of the rules promulgated under the Securities Exchange Act of 1934, and an “outside director” for the purposes of the Internal Revenue Code of 1986, in each case as determined by our Board of Directors.
     The Compensation Committee reviews our compensation policies on an annual basis and the compensation of individual executives is reviewed annually in light of the compensation policies for that year. In setting and reviewing executive compensation, in addition to corporate performance, the Compensation Committee believes it is appropriate to consider the level of experience and responsibilities of each executive, as well as the personal contributions a particular individual may make to the success of the corporate enterprise. No relative weight is assigned to quantitative or qualitative factors considered by the Compensation Committee in reaching its decisions. The Company did not engage a compensation consultant, or engage in benchmarking of component companies, in determining the compensation of its executive officers during fiscal 2007.
     Role of Executive Officers in Compensation Decisions. The Compensation Committee makes all decisions regarding the compensation of our executive officers. The Compensation Committee annually evaluates the performance of our executive officers, and our chief executive officer provides the Compensation Committee with his assessment of the performance of our executive officers other than himself. Decisions regarding the compensation of employees other than our executive officers are made by our chief executive officer in consultation with other members of management.
What Is Our Philosophy of Executive Officer Compensation?
     The Compensation Committee believes that the primary objectives of our executive compensation policies should be:
•	To attract and retain talented executives by providing compensation that is, overall, competitive with the compensation provided to executives at companies of comparable position in our industry, while maintaining compensation within levels that are consistent with our annual budget, financial objectives and operating performance;

•	To provide appropriate incentives for executives to work toward the achievement of our annual financial performance and business goals based on our annual budget; and

•	To more closely align the interests of executives with those of stockholders and the long-term interests of the company by providing long-term incentive compensation in the form of stock options or other equity-based long-term incentive compensation.
The Compensation Committee is committed to a strong link between our financial and strategic objectives and our compensation and benefit practices. It is the Committee’s objective to have a substantial portion of each executive officer’s compensation contingent upon our performance, as well as upon his or her individual performance. Accordingly, the Compensation Committee’s compensation philosophy for an executive officer emphasizes an overall analysis of the executive’s performance for the prior year, his or her projected role and responsibilities, required impact on execution of our strategy, total cash and equity compensation internally, and other factors the Compensation Committee deems appropriate.
     Elements of 2007 Executive Compensation. For the fiscal year ended June 30, 2007, the principal components of compensation for our executive officers were:
     Base Salary. We provide executive officers with base salaries to compensate them for services provided during the year. The base salaries of Stephen J. Harrison, Edward L. Pierce, Thomas M. Harrison, Jr., and Kevin P. Cohn are established by the terms of employment agreements between the Company and those executives. These employment agreements provide for a minimum base salary, adjusted for such increases as the Compensation Committee shall determine to be appropriate. The base salaries of our other executive officers are determined by the Compensation Committee in its discretion. The Compensation Committee generally reviews the base salaries of our executive officers on an annual basis. In determining whether an increase in base compensation for the executive officers is appropriate, the Compensation Committee considers the performance of the Company and the executive officer during the prior year, the executive officers’ level of base salary relative to other executive officers of the Company, and the recommendations of the chief executive officer. Based upon these factors, the Compensation Committee approved base salaries for our executive officers for fiscal 2007 and 2006 as follows:

	2007 Base Salary	2006 Base Salary
Name	($)	($)
Stephen J. Harrison	500,000	500,000
Edward L. Pierce	300,000	N/A
Thomas M. Harrison, Jr.	300,000	300,000
Kevin P. Cohn	200,000	N/A
William R. Pentecost	200,000	191,650
Randy L. Reed	205,000	175,000
Michael J. Bodayle	175,000	164,300
The Compensation Committee has not approved any increases in base salaries for fiscal 2008.
     Cash Bonus. The Compensation Committee considers that compensation should be linked primarily to operating performance. To achieve this link with regard to short-term performance, the Compensation Committee relies on cash bonuses awarded to executive officers. Pursuant to the terms of their employment agreements, Stephen J. Harrison and Thomas M. Harrison, Jr. are entitled to annual bonuses equal to up to 100% and 50%, respectively, of their annual salary. Pursuant to the terms of their employment agreements, Edward L. Pierce and Kevin P. Cohn are entitled to receive an annual bonus of up to $200,000 and $100,000, respectively, provided that the annual bonus will be no less than $100,000 and $50,000, respectively, for fiscal 2007 and $50,000 and $25,000, respectively, for fiscal 2008. They may receive an additional bonus at the discretion of the Compensation Committee. Bonuses for other executive officers are determined by the Compensation Committee in its discretion. Actual bonuses paid for fiscal 2007 are reflected in the Summary Compensation Table.
     Stock Options. Stock options are the principal vehicle for payment of long-term compensation for our executive officers. The Compensation Committee believes long-term stock-based incentive compensation should be structured so as to closely align the interests of the executive officers with the interests of our stockholders and, in particular, to provide limited or no value to the executive officers in the event that our stock price fails to increase over time. All stock options are granted pursuant to incentive plans approved by our stockholders. The Compensation Committee determines the award of stock option grants to the executive officers and takes into account the recommendations of the chief executive officer prior to approving annual awards of long-term stock-based incentive compensation. These stock options are granted in part to reward the senior executives for their long-term strategic management of the Company, and to motivate the executives to improve stockholder value. During fiscal 2007, the Compensation Committee awarded options to purchase an aggregate of 635,000 shares of common stock to executive officers and certain key employees.
     401(k) Plan. The Company maintains a 401(k) plan that provides for a matching contribution by the Company of 100% of the participant’s voluntary salary contributions of the first 3% of the participant’s salary contributed by the participant, plus 50% of the next 2% of salary, up to the maximum voluntary salary contribution established by the U.S. Department of Labor.
     Perquisites and Other Benefits. The Company does not generally provide material perquisites that are not, in the Compensation Committee’s view, integrally and directly related to the executive officers’ duties. Our executive officers also participate in other broad-based benefit programs that are generally available to our salaried employees, including health, dental and life insurance programs.
     Benefits Upon Termination of Employment. We have employment agreements with certain of our executive officers. These agreements generally provide that if the executive is terminated without cause or resigns for good reason (as defined in the employment agreements), the executive will receive certain severance payments and benefits. The Compensation Committee believes that the severance provisions contained in the employment agreements are an important element in attracting and retaining executive officers. See “Potential Payments Upon Termination or Change-in-Control” for information with respect to potential payments and benefits under these employment agreements and our other compensation arrangements upon the termination of our executive officers.
     Tax and Accounting Matters. Section 162(m) of the Internal Revenue Code of 1986, enacted as part of the Omnibus Budget Reconciliation Act of 1993, generally disallows a tax deduction to public companies for compensation over $1,000,000 paid to the chief executive officer and the four other most highly compensated executive officers. Under Internal Revenue Service regulations, qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. The Compensation Committee does not believe that any of the executive compensation arrangements for fiscal 2007 will result in the loss of a tax deduction pursuant to Section 162(m). The Compensation Committee expects to continue to monitor the application of Section 162(m) to executive compensation and will take appropriate action if it is warranted in the future. We operate our compensation programs with the intention of complying with Section 409A of the Code.

Compensation Committee Interlocks and Insider Participation
     During fiscal 2007, the Compensation Committee of the Board of Directors was composed of Harvey B. Cash, Tom C. Nichols and Lyndon L. Olson, Jr. None of these persons has at any time been an officer or employee of the Company or any of its subsidiaries. In addition, there are no relationships among our executive officers, members of the Compensation Committee or entities whose executives serve on the Board of Directors or the Compensation Committee that require disclosure under applicable SEC regulations.
Summary Compensation Table
     The following table sets forth compensation for fiscal 2007 earned by our Chief Executive Officer, our Chief Financial Officer and our three other most highly paid executive officers who were serving as executive officers on June 30, 2007.

						Option	All Other
		Salary		Bonus		Awards	Compensation
Name and Principal Position	Year	($)		($)		($) (5)	($)		Total ($)
Stephen J. Harrison	2007	500,000		—		73,806	9,146	(6)	582,952
President and Chief Executive Officer

Edward L. Pierce	2007	269,423	(1)	285,838	(3)	317,544	62,007	(7)	934,812
Executive Vice President and Chief Financial Officer

Thomas M. Harrison, Jr.	2007	300,000		—		73,806	7,438	(6)	381,244
Executive Vice President and Secretary

Kevin P. Cohn	2007	145,513	(2)	125,000	(4)	108,648	117,876	(8)	497,037
Vice President, Chief Accounting Officer and Corporate Controller

William R. Pentecost	2007	197,912		—		98,225	8,783	(6)	304,920
Chief Information Officer

(1)	Represents the prorated portion of Mr. Pierce’s annual base salary of $300,000 as provided in his September 2006 employment agreement. Mr. Pierce’s employment with the Company commenced on September 13, 2006.

(2)	Represents the prorated portion of Mr. Cohn’s annual base salary of $200,000 as provided in his October 2006 employment agreement. Mr. Cohn’s employment with the Company commenced on October 9, 2006.

(3)	Represents a bonus earned during fiscal 2007 and a special one-time, non-recurring signing bonus of $185,838 paid in connection with Mr. Pierce’s September 2006 employment agreement.

(4)	Represents a bonus earned during fiscal 2007 and a special one-time, non-recurring signing bonus of $75,000 received in connection with Mr. Cohn’s October 2006 employment agreement.

(5)	Represents the proportionate amount of the total value of option awards to named executive officers recognized as an expense during fiscal 2007 for financial accounting purposes under FAS 123R, disregarding for this purpose estimated forfeitures relating to service-based vesting conditions. See Note 5 to our consolidated financial statements in our Annual Report on Form 10-K for the year ended June 30, 2007 for the assumptions made in determining FAS 123R values. Compensation expense is equal to the grant date fair value of the options estimated using the Black-Scholes option pricing model as amortized over the service period. See Note 5 to our consolidated financial statements in our Annual Report on Form 10-K for the year ended June 30, 2007 for the assumptions made in determining option values.

(6)	Represents the matching amounts paid under our 401(k) Plan to Mr. Stephen J. Harrison of $9,146, Mr. Thomas M. Harrison, Jr. of $7,438, and Mr. Pentecost of $8,783.

(7)	Reflects relocation expenses of $62,007.

(8)	Reflects expenses of $117,876, which includes $50,266 attributable to the loss incurred by the Company from the purchase and sale of Mr. Cohn’s home in Houston, Texas, $44,734 related to other normal and customary closing costs and $22,876 of relocation expenses.

Grants of Plan-Based Awards
     The following table sets forth information concerning each grant of an equity or non-equity award made to a named executive officer in fiscal 2007.

		Estimated Future Payouts Under Non-
		Equity Incentive Plan Awards (1)
					All Other
					Option		Grant
					Awards:	Exercise	Date
					Number of	or Base	Fair
					Shares	Price of	Value of
					Underlying	Option	Option
	Grant	Threshold	Target	Maximum	Options ($)	Awards	Awards
Name	Date	($)	($)	($)	(2)	($)/sh (3)	($) (4)
Stephen J. Harrison	—	—	—	500,000	—	—	—

Edward L. Pierce	—	—	—	200,000	—	—	—
	9/13/06			—	250,000	11.81	1,596,300

Thomas M. Harrison, Jr.	—	—	—	150,000	—	—	—

Kevin P. Cohn	—	—	—	100,000	—	—	—
	10/9/06			—	100,000	11.13	598,770

William R. Pentecost	9/13/06	—	—	—	50,000	11.81	319,260

(1)	Represents the maximum limit of payout awards for fiscal 2007 for each of these executive officers pursuant to the terms of the respective executive officer employment agreement. Actual award payouts earned in fiscal 2007 and paid in fiscal 2008 are shown within the “Bonus” column in the Summary Compensation Table.

(2)	All amounts reported in this column represent options granted during fiscal 2007 under our 2002 Long Term Incentive Plan. Options generally vest in equal installments over a four or five year period on each anniversary of the grant date. Options will become fully exercisable in certain circumstances, including any termination of employment for Mr. Pierce, as described within the “Potential Payments Upon Termination or Change in Control” section. Each option has a maximum term of 10 years, subject to earlier termination in the event of the optionee’s termination of employment.

(3)	In accordance with the terms of our 2002 Long Term Incentive Plan, the exercise price of stock options we grant has consistently been set at 100 percent of the closing market price of our Common Stock on the date of grant.

(4)	Represents the grant date fair value of options granted using the Black-Scholes option pricing model consistent with those values used under FAS 123R. The assumptions made in determining option values are disclosed in Note 5 to our consolidated financial statements in our Annual Report on Form 10-K for the year ended June 30, 2007.
Employment Agreements
     We have employment agreements with each of Messrs. Stephen J. Harrison, Pierce, Thomas M. Harrison, Jr., and Cohn. The employment agreements provide for a minimum base salary, adjusted for such increases as the Compensation Committee determines to be appropriate. The employment agreements provide that the Company will employ the executive until the executive’s termination of employment with the Company. In the event the executive’s employment with the Company is terminated for any reason, including termination by the Company for or without cause, resignation by the execution for or without good reason, or the executive’s death or disability, he will be entitled to receive his accrued but unpaid base salary, bonus and vacation pay through the effective date of termination, and unreimbursed employment-related expenses. In the event the executive’s employment with the Company is terminated by the Company for “cause” (as defined under “Potential Payments Upon Termination or Change-in-Control”), the Company shall have no further obligations under the employment agreement. In the event the executive’s employment with the Company is terminated by the executive without “good reason” (as defined under “Potential Payments Upon Termination or Change-in-Control”), the Company shall have no further obligations under the employment agreement. In the event the executive’s employment with the Company is terminated by the Company without cause, by the executive for good reason, or as the result of death or disability or in connection with a change-in-control, the employment agreement provides that the executive will be entitled to severance payments and benefits as described below under “Potential Payments Upon Termination or Change-in-Control.” Payment of the severance payments and benefits generally is conditioned upon the executive’s compliance with other provisions of his employment agreement, which include limitations upon his use and disclosure of confidential information, solicitation of employees, interference with the Company’s business opportunities and an obligation not to compete with the business of the Company for a specified period following termination of employment.

Outstanding Equity Awards at Fiscal Year-End
     The following table sets forth information concerning outstanding stock options held by named executive officers at June 30, 2007.

	Stock Options
	Number of	Number of
	Securities	Securities
	Underlying	Underlying
	Unexercised	Unexercised		Option	Option
	Options (#)	Options (#)		Exercise	Expiration
Name	Exercisable	Unexercisable		Price ($)	Date
Stephen J. Harrison	63,342	36,658	(1)	6.64	4/30/14
Edward L. Pierce	—	250,000	(2)	11.81	9/13/16
Thomas M. Harrison, Jr.	63,342	36,658	(1)	6.64	4/30/14
Kevin P. Cohn	—	100,000	(2)	11.13	10/9/16
William R. Pentecost	20,000	30,000	(3)	8.13	10/27/14
	—	50,000	(3)	11.81	9/13/16

(1)	Mr. Stephen J. Harrison and Mr. Thomas M. Harrison, Jr. were each granted 100,000 stock options on April 30, 2004. These stock options provide for a 20% vest on the first anniversary date of the grant with the balance of stock options vesting in equal 1.667% monthly installments over a four-year period.

(2)	Mr. Pierce was granted 250,000 stock options on September 13, 2006 and Mr. Cohn was granted 100,000 stock options on October 9, 2006. The stock options of Mr. Pierce and Mr. Cohn vest in equal 25% installments over a four-year period on the first, second, third and fourth anniversaries of the grant date.

(3)	Mr. Pentecost was granted 50,000 stock options on both October 27, 2004 and September 13, 2006. The stock options of Mr. Pentecost vest in equal 20% installments over a five-year period on the first, second, third, fourth and fifth anniversaries of the grant date.
Option Exercises and Stock Vested
     During fiscal 2007, none of our named executive officers exercised any stock options.
Equity Compensation Plan Information
     The following table summarizes information with respect to our equity compensation plans as of June 30, 2007.

Number of Securities
Remaining Available For
	Number of Securities To		Weighted Average	Future Issuance Under
	Be Issued Upon Exercise		Exercise Price of	Equity Compensation Plans
	of Outstanding Options,		Outstanding Options,	(excluding securities
Plan Category	Warrants and Rights		Warrants and Rights	reflected in column (a))
	(a)		(b)	(c)
Equity compensation plans approved by security holders	4,715,678	(1)	$4.48	3,378,470	(2)
Equity compensation plans not approved by security holders	—		—	—

Total	4,715,678		$4.48	3,378,470

(1)	Includes 4,715,678 options outstanding under the 2002 Long Term Incentive Plan.

(2)	Includes 3,337,322 shares available for future issuance under the 2002 Long Term Incentive Plan and 41,148 shares available for future issuance under the First Acceptance Corporation Employee Stock Purchase Plan.

Pension Benefits
     The Company does not have any pension benefit plan that provides for payments or other benefits following or in connection with the retirement of a named executive officer.
Potential Payments Upon Termination or Change-in-Control
     Certain of the Company’s named executive officers (Stephen J. Harrison, Thomas M. Harrison, Jr., Edward L. Pierce and Kevin P. Cohn) are subject to written employment agreements that set forth the consideration payable to such named executive officers in connection with the termination of their employment. Payments of these amounts generally are conditioned upon the named executive officer’s compliance with the other provisions of his employment agreement, which include limitations upon his use and disclosure of confidential information, solicitation of employees, interference with the Company’s business opportunities and an obligation not to compete with the business of the Company for a specified period following termination of employment. In addition, the nonqualified stock option agreements to which each of the named executive officers are a party include certain provisions that address the rights of the named executive officers upon termination.
     Description of Potential Payments on Termination or Change of Control. The discussion below outlines the amount of compensation payable to each of the named executive officers of the Company listed above in the event of a termination of employment or following a change of control. Except as otherwise noted, the discussion below applies to each of the named executive officers.
     Payments Made Upon Any Termination of Employment. Regardless of the manner in which a named executive officer’s employment with the Company is terminated, he will be entitled to receive the following amounts:
•	accrued but unpaid base salary through the effective date of termination;

•	accrued but unpaid bonus owed to the executive as of the date of termination;

•	accrued but unpaid vacation pay; and

•	unreimbursed employment-related expenses.
     Payments Made Upon Termination of a Named Executive Officer for Cause. The Company may terminate each named executive officer for “cause,” which is defined as:
•	his conviction of a felony or a crime involving moral turpitude;

•	his act of dishonesty or fraud that has caused material harm to the Company;

•	his willful and continued failure to substantially perform duties and obligations under his employment agreement (other than any such failure resulting from incapacity due to physical or mental illness); or

•	his uncured gross negligence or willful misconduct.
     If a named executive officer were terminated for cause, he would not be entitled to receive any amounts other than as listed under “Payments Made Upon Any Termination of Employment” above.
     Payments Made Upon Resignation of a Named Executive Officer without Good Reason. Each named executive officer may resign at any time. If his resignation were not for “good reason” (as defined below), he would not be entitled to receive any amounts other than as listed under “Payments Made Upon Any Termination of Employment” above.
     The term “good reason” is defined under each named executive officer’s employment agreement as:
•	a reduction in the amount of the executive’s compensation in a manner that constitutes a breach of his employment agreement;

•	a material uncured breach of the Company’s obligations under the employment agreement; or

•	an assignment of duties inconsistent with his position, duties, responsibilities and status with the Company, a reduction of his authority, a change in his reporting responsibilities, titles or officers, or removal of him from any such positions (except in connection with the termination of his employment for cause, resignation of his employment other than for good reason or as a result of his death or disability).
     The following also constitutes “good reason” under Messrs. Cohn’s and Pierce’s employment agreements:
•	a requirement that he relocate his place of work to a location more than 50 miles from the Company’s current corporate headquarters.
     The following also constitute “good reason” under Messrs. Stephen J. Harrison’s and Thomas M. Harrison, Jr.’s employment agreements:
•	a requirement that he relocate his place of work to a location more than 25 miles from his present place of work;

•	a “change of control” (as defined below) of the Company (other than one that he approved or voted in favor of in his capacity as a director and/or stockholder of the Company); or

•	removal from the Board other than for cause or is not reelected to the Board at the end of his term of service thereon.
     The following also constitutes “good reason” under Mr. Stephen J. Harrison’s employment agreement:
•	termination of the employment of Mr. Thomas M. Harrison, Jr. without cause or resignation of Mr. Thomas M. Harrison, Jr. for good reason (other than in the case where he approved or voted in favor of the termination of Mr. Thomas M. Harrison, Jr. or the events that constituted good reason in his capacity as a director and/or stockholder of the Company).
     The following also constitutes “good reason” under Mr. Thomas M. Harrison, Jr.’s employment agreement:
•	termination of the employment of Mr. Stephen J. Harrison without cause or resignation of Mr. Stephen J. Harrison for good reason (other than in the case where he approved or voted in favor of the termination of Mr. Stephen J. Harrison or the events that constituted good reason in his capacity as a director and/or stockholder of the Company).
     The term “change of control” is defined under Messrs. Stephen J. Harrison’s and Thomas M. Harrison, Jr.’s employment agreements as:
•	any sale, transfer or issuance or series of sales, transfers and/or issuances of capital stock of the Company by the Company or any holders thereof (including without limitation, any merger, consolidation or other transaction or series of related transactions having the same effect) which results in any person, entity or group (as such term is used in the Securities Exchange Act of 1934), other than those who hold more than 10% of the Company’s common stock as of immediately giving effect to the transactions occurring concurrent with the execution of the employment agreement, owning capital stock of the Company possessing the voting power (under ordinary circumstances) to elect a majority of the Board; or

•	any sale or transfer of all or substantially all of the assets of the Company and its subsidiaries in any transaction or series of transactions (other than sales in the ordinary course of business) to any person, entity or group, other than those who hold more than 10% of the Company’s common stock as of immediately giving effect to the transactions occurring concurrent with the execution of the employment agreement.
     Payments Made Upon Disability of a Named Executive Officer. In the event of a named executive officer’s “disability” (defined as executive’s incapacitation or other absence from his full-time duties for six consecutive months or for at least 180 days during any 12-month period, in either case as a result of a mental or physical illness or injury), he would be entitled to:
•	all amounts under “Payments Made Upon Any Termination of Employment” above.

     In the event of Messrs. Stephen J. Harrison’s or Thomas M. Harrison, Jr.’s disability, he would also be entitled to:
•	payments during the severance period (as defined below) in an amount equal to 60% of his initial base salary, payable in regular installments, net of any benefits he receives from disability insurance;

•	participate during the severance period in all employee benefit programs made generally available to the Company’s senior management (other than bonus and incentive compensation plans); and

•	the immediate vesting of all options granted pursuant to his nonqualified stock option agreement.
     The term “severance period” is defined under Messrs. Stephen J. Harrison’s and Thomas M. Harrison, Jr.’s employment agreements as the later to occur of the second anniversary of the termination of employment and April 30, 2009.
     Payments Made Upon Death of a Named Executive Officer. In the event of a named executive officer’s death, his estate would be entitled to:
•	all amounts under “Payments Made Upon Any Termination of Employment” above.
     In the event of Messrs. Stephen J. Harrison’s or Thomas M. Harrison, Jr.’s death, his estate would also be entitled to:
•	a bonus in the amount equal to the annual bonus he would have been entitled to had he remained an employee for the entire year, multiplied by the number of days in such year prior to the date of death, divided by 365; and

•	the immediate vesting of all options granted pursuant to his nonqualified stock option agreement.
     Payments Made Upon Termination Without Cause or Resignation for Good Reason of Messrs. Pierce or Cohn. In the event of the termination without cause or resignation for good reason of Messrs. Pierce or Cohn, he would be entitled to:
•	all amounts under “Payments Made Upon Any Termination of Employment” above;

•	a payment equal to the product of his then current base salary, times two, payable in regular installments through the first anniversary of termination or resignation (if the termination or resignation is in connection with a “change of control” (as defined below) of the Company, then the payment is payable in one lump sum as of the effective date of the change of control);

•	participate through the first anniversary of termination or resignation in all employee benefit programs made generally available to the Company’s senior management (other than bonus and incentive compensation plans);

•	an additional payment for any excise taxes resulting from the foregoing payments if the foregoing payments are made in connection with a change of control of the Company;

•	the immediate vesting of 50% of his unvested options granted pursuant to his nonqualified stock option agreement if he is terminated without cause during his first year of employment with the Company; and

•	the immediate vesting of 25% of his unvested options granted pursuant to his nonqualified stock option agreement if he is terminated without cause following his first anniversary of employment with the Company.
     The term “change of control” is defined under Messrs. Pierce’s and Cohn’s employment agreements as:
•	any consolidation, merger or share exchange of the Company in which the holders of a majority of the Company’s outstanding voting power prior to such transaction do not own at least a majority of the outstanding voting power of the Company or any successor thereto following such transaction;

•	any sale, lease, exchange or other transfer (excluding transfer by way of pledge or hypothecation) in one transaction or a series of related transactions, of all or substantially all of the assets of the Company;

•	the approval by the stockholders of the Company of any plan or proposal for the liquidation or dissolution of the Company;

•	the cessation of control (by virtue of their not constituting a majority of directors) of the Board by the individuals who (a) at July 1, 2002 were directors or (b) become directors after July 1, 2002 and whose election or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then in office who were directors on July 1, 2002 or whose election or nomination for election was previously so approved; or

•	the acquisition of beneficial ownership (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934) of an aggregate of 50% or more of the voting power of the Company’s outstanding voting securities by any person or group (as such term is used in the Securities Exchange Act of 1934) who beneficially owned less than 50% of the voting power of the Company’s outstanding voting securities on July 1, 2002;
     Provided, however, that notwithstanding the foregoing, an acquisition shall not constitute a change of control if the acquiror is (a) a trustee or other fiduciary holding securities under an employee benefit plan of the Company and acting in such capacity; (b) a subsidiary of the Company or a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of voting securities of the Company; or (c) in a Title 11 bankruptcy proceeding, the appointment of a trustee or the conversion of a case involving the Company to a case under Chapter 7.
     Pursuant to the terms of Messrs. Pierce’s and Cohn’s nonqualified stock option agreements, upon the effective date of a change of control, all unvested options granted to him will immediately become fully vested and exercisable provided that he is employed by (or, if he is a consultant or an outside director, is providing services to) the Company or a subsidiary from the grant date to the effective date of the change of control.
     Payments Made Upon Termination Without Cause or Resignation for Good Reason of Messrs. Stephen J. Harrison or Thomas M. Harrison, Jr. In the event of the termination without cause or resignation for good reason of Messrs. Stephen J. Harrison or Thomas M. Harrison, Jr., he would be entitled to:
•	all amounts under “Payments Made Upon Any Termination of Employment” above;

•	his base salary, payable in regular installments, for the severance period;

•	a lump sum payment for each 12-month period that falls within the severance period, equal to the annual bonus paid to him for the fiscal year immediately preceding the fiscal year in which the termination or resignation occurs;

•	participate during the severance period in all employee benefit programs made generally available to the Company’s senior management (other than bonus and incentive compensation plans); and

•	the immediate vesting of all options granted pursuant to his nonqualified stock option agreement.
     William Pentecost Nonqualified Stock Option Agreement. Pursuant to Mr. Pentecost’s nonqualified stock option agreement, all unvested options granted to him will immediately become fully vested and exercisable upon the effective date of a change of control.

     Summary of Potential Payments on Termination or Change of Control. The tables below estimate the potential payments upon termination or resignation of a named executive officer or upon a change of control of the Company for each named executive officer, assuming that the triggering event took place on and as of June 30, 2007.
     The following table sets forth the benefits to which each named executive officer is entitled in the event that the Company terminates the named executive officer for cause or the named executive officer resigns without good reason:

Continued
		Additional	Benefit
		Severance	Plan	Stock Option
	Bonus	Payment	Coverage	Acceleration
Name	($) (1)	($)	($)	($)	Total ($)
Stephen J. Harrison	—	—	—	—	—
Edward L. Pierce	150,000	—	—	—	150,000
Thomas S. Harrison, Jr.	—	—	—	—	—
Kevin P. Cohn	75,000	—	—	—	75,000

(1)	In the case of Messrs. Pierce and Cohn, includes the receipt of the accrued and unpaid bonuses and future minimum bonus payments as stipulated in their respective employment agreements.
     The following table sets forth the benefits to which each named executive officer is entitled in the event that the Company terminates the named executive officer without cause or the named executive officer resigns for good reason:

			Continued
		Additional	Benefit
		Severance	Plan	Stock Option
	Bonus	Payment	Coverage	Acceleration
Name	($) (1)	($) (2)	($) (3)	($) (4)	Total ($)
Stephen J. Harrison	450,000	1,000,000	13,770	135,268	1,599,038
Edward L. Pierce	150,000	600,000	9,835	—	759,835
Thomas S. Harrison, Jr.	200,000	600,000	13,770	135,268	949,038
Kevin P. Cohn	75,000	400,000	9,835	—	484,835

(1)	In the case of Messrs. Stephen J. Harrison and Thomas M. Harrison, Jr., includes a lump sum payment for each 12-month period that falls within the severance period equal to the bonus paid to the executive for the fiscal year immediately preceding the year in which the termination of employment occurs. In the case of Messrs. Pierce and Cohn, includes the receipt of the accrued and unpaid bonuses and future minimum bonus payments as stipulated in their respective employment agreements.

(2)	In the case of Messrs. Stephen J. Harrison and Thomas M. Harrison, Jr., includes the receipt of the then current base salary until the later of April 30, 2009 and the second anniversary of the date of termination of employment. In the case of Messrs. Pierce and Cohn, includes the receipt of the then current base salary times two (2).

(3)	Represents the estimated maximum aggregate amount of the named executive officer’s payable share of all medical, dental, health and disability insurance payables by the Company for the benefit of the named executive officer and members of his immediate family until the later of April 30, 2009 and the second anniversary of the date of termination of employment in the case of Messrs. Stephen J. Harrison and Thomas M. Harrison, Jr., and for the period of twelve (12) months after the termination date in the case of Messrs. Pierce and Cohn; also includes the continuation of all employee benefit programs generally available to the Company’s senior management during the defined post-termination period.

(4)	Information regarding outstanding unexercisable options held by each named executive officer is set forth in the Outstanding Equity Awards at Fiscal Year-End table above. Stock options that have vested on an accelerated basis for each named executive officer are exercisable within twenty-four (24) months following the date of the termination of service (which for purposes of this table is June 30, 2007). Consequently, the amounts represented in this column for Messrs. Stephen J. Harrison and Thomas M. Harrison, Jr. represent the maximum profit the named executive officer would have received had he (i) exercised any of these options that were in-the-money and (ii) sold the underlying stock at $10.33 per share on July 12, 2007, the date of the highest recorded actual sale price for the Company’s Common Stock on the NYSE (New York Stock Exchange) through the latest available date during the twenty-four (24) month period. All stock options held by Messrs. Pierce and Cohn that vested were out-of-the-money at all times during the appropriate exercise period and are assumed to have expired unexercised for purposes of the this table.

     The following table sets forth the benefits to which each named executive officer is entitled in the event that the Company terminates the named executive officer without cause or the named executive officer resigns for good reason in connection with a change of control of the Company, or in the case of Mr. Pentecost, upon the effective date of a change of control of the Company:

			Continued
		Additional	Benefit
		Severance	Plan	Stock Option
	Bonus	Payment	Coverage	Acceleration
Name	($) (1)	($) (2)	($) (3)	($) (4)	Total ($)
Stephen J. Harrison	450,000	1,000,000	13,770	135,268	1,599,038
Edward L. Pierce	150,000	600,000	9,835	—	759,835
Thomas S. Harrison, Jr.	200,000	600,000	13,770	135,268	949,038
Kevin P. Cohn	75,000	400,000	9,835	—	484,835
William R. Pentecost	—	—	—	66,000	66,000

(1)	In the case of Messrs. Stephen J. Harrison and Thomas M. Harrison, Jr., includes a bonus payment a lump sum payment for each 12-month period that falls within the severance period equal to the bonus paid to the executive for the fiscal year immediately preceding the year in which the termination of employment occurs. In the case of Messrs. Pierce and Cohn, includes the receipt of the accrued and unpaid bonuses and future minimum bonus payments as stipulated in their respective employment agreements.

(2)	In the case of Messrs. Stephen J. Harrison and Thomas M. Harrison, Jr., includes the receipt of the then current base salary until the later of April 30, 2009 and the second anniversary of the date of termination of employment. In the case of Messrs. Pierce and Cohn, includes the receipt of the then current base salary times two (2).

(3)	Represents the estimated maximum aggregate amount of the named executive officer’s payable share of all medical, dental, health and disability insurance payables by the Company for the benefit of the named executive officer and members of his immediate family until the later of April 30, 2009 and the second anniversary of the date of termination of employment in the case of Messrs. Stephen J. Harrison and Thomas M. Harrison, Jr., and for the period of twelve (12) months after the termination date in the case of Messrs. Pierce and Cohn; also includes the continuation of all employee benefit programs generally available to the Company’s senior management during the defined post-termination period.

(4)	Information regarding outstanding unexercisable options held by each named executive officer is set forth in the Outstanding Equity Awards at Fiscal Year-End table above. Stock options that have vested on an accelerated basis for each named executive officer are exercisable within twenty-four (24) months following the date of the termination of service (which for purposes of this table is June 30, 2007). Consequently, the amounts represented in this column for Messrs. Stephen J. Harrison, Thomas M. Harrison, Jr. and Pentecost represent the maximum profit the named executive officer would have received had he (i) exercised any of these options that were in-the-money and (ii) sold the underlying stock at $10.33 per share on July 12, 2007, the date of the highest recorded actual sale price for the Company’s Common Stock on the NYSE (New York Stock Exchange) through the latest available date during the twenty-four (24) month period immediately following the date of the termination event. All stock options held by Messrs. Pierce and Cohn and those stock options granted in September 2006 that vested were out-of-the-money at all times during the appropriate exercise period and are assumed to have expired unexercised for purposes of the this table.

     The following table sets forth the benefits to which each named executive officer is entitled in the event of a named executive officer’s disability:

			Continued
		Additional	Benefit
		Severance	Plan	Stock Option
	Bonus	Payment	Coverage	Acceleration
Name	($) (1)	($) (2)	($) (3)	($) (4)	Total ($)
Stephen J. Harrison	—	300,000	13,770	135,268	449,038
Edward L. Pierce	150,000	—	—	—	150,000
Thomas S. Harrison, Jr.	—	180,000	13,770	135,268	329,038
Kevin P. Cohn	75,000	—	—	—	75,000

(1)	In the case of Messrs. Pierce and Cohn, includes the receipt of the accrued and unpaid bonuses and future minimum bonus payments as stipulated in their respective employment agreements.

(2)	In the case of Messrs. Stephen J. Harrison and Thomas M. Harrison, Jr., includes the receipt of 60% of their respective initial base salaries, net of any benefits received from disability insurance, as stipulated in their respective employment agreements.

(3)	In the case of Messrs. Stephen J. Harrison and Thomas M. Harrison, Jr., represents the estimated maximum aggregate amount of the named executive officer’s payable share of all medical, dental, health and disability insurance payables by the Company for the benefit of the named executive officer and members of his immediate family until the later of April 30, 2009 and the second anniversary of the date of termination of employment; also includes the continuation of all employee benefit programs generally available to the Company’s senior management during the defined post-termination period.

(4)	Information regarding outstanding unexercisable options held by each named executive officer is set forth in the Outstanding Equity Awards at Fiscal Year-End table above. Stock options that have vested on an accelerated basis for each named executive officer are exercisable within twenty-four (24) months following the date of the termination of service (which for purposes of this table is June 30, 2007). Consequently, the amounts represented in this column for Messrs. Stephen J. Harrison and Thomas M. Harrison, Jr. represent the maximum profit the named executive officer would have received had he (i) exercised any of these options that were in-the-money and (ii) sold the underlying stock at $10.33 per share on July 12, 2007, the date of the highest recorded actual sale price for the Company’s Common Stock on the NYSE (New York Stock Exchange) through the latest available date during the twenty-four (24) month period. All stock options held by Messrs. Pierce and Cohn that vested were out-of-the-money at all times during the appropriate exercise period and are assumed to have expired unexercised for purposes of the this table.
     The following table sets forth the benefits to which each named executive officer’s estate is entitled in the event of a named executive officer’s death:

			Continued
		Additional	Benefit
		Severance	Plan	Stock Option
	Bonus	Payment	Coverage	Acceleration
Name	($) (1)	($)	($)	($) (2)	Total ($)
Stephen J. Harrison	—	—	—	135,268	135,268
Edward L. Pierce	150,000	—	—	—	150,000
Thomas S. Harrison, Jr.	—	—	—	135,268	135,268
Kevin P. Cohn	75,000	—	—	—	75,000

(1)	In the case of Messrs. Pierce and Cohn, includes the receipt of the accrued and unpaid bonuses and future minimum bonus payments as stipulated in their respective employment agreements.

(2)	Information regarding outstanding unexercisable options held by each named executive officer is set forth in the Outstanding Equity Awards at Fiscal Year-End table above. Stock options that have vested on an accelerated basis for each named executive officer are exercisable within twenty-four (24) months following the date of the termination of service (which for purposes of this table is June 30, 2007). Consequently, the amounts represented in this column for Messrs. Stephen J. Harrison and Thomas M. Harrison, Jr. represent the maximum profit the named executive officer would have received had he (i) exercised any of these options that were in-the-money and (ii) sold the underlying stock at $10.33 per share on July 12, 2007, the date of the highest recorded actual sale price for the Company’s Common Stock on the NYSE (New York Stock Exchange) through the latest available date during the twenty-four (24) month period. All stock options held by Messrs. Pierce and Cohn that vested were out-of-the-money at all times during the appropriate exercise period and are assumed to have expired unexercised for purposes of the this table.

     The following table sets forth the benefits to which each named executive officer’s estate is entitled in the event of a named executive officer’s retirement:

Continued
		Additional	Benefit
		Severance	Plan	Stock Option
	Bonus	Payment	Coverage	Acceleration
Name	($) (1)	($)	($)	($)	Total ($)
Stephen J. Harrison	—	—	—	—	—
Edward L. Pierce	150,000	—	—	—	150,000
Thomas S. Harrison, Jr.	—	—	—	—	—
Kevin P. Cohn	75,000	—	—	—	75,000

(1)	In the case of Messrs. Pierce and Cohn, includes the receipt of the accrued and unpaid bonuses and future minimum bonus payments as stipulated in their respective employment agreements.

PROPOSAL 2 — APPROVAL OF THE AMENDMENT TO THE FIRST ACCEPTANCE CORPORATION EMPLOYEE STOCK PURCHASE PLAN
     The Company believes that broad-based ownership of equity interests in the Company by its employees provides a substantial motivation for superior performance by more closely aligning the economic interests of those employees with the overall performance of the Company and the interests of the stockholders of the Company. In order to encourage ownership of the Company’s common stock by its employees, the Board of Directors and stockholders of the Company previously approved the First Acceptance Corporation Employee Stock Purchase Plan, which we will refer to as the “plan.” As of October 1, 2007, 100,000 shares of common stock were authorized for issuance under the plan and a total of 58,852 shares of common stock had been issued pursuant to the plan, resulting in 41,148 shares of common stock remaining available for issuance under the plan. The Board of Directors has reviewed the plan and determined that, in order to encourage continued participation in the plan by the Company’s employees, the Company should amend the plan to increase the number of shares authorized for issuance under the plan from 100,000 shares to 200,000 shares. If approved by the stockholders, the amendment will become effective November 7, 2007.
Summary of the Material Provisions of the Plan, as Amended
     The following summary of the material provisions of the plan is qualified in its entirety by reference to the text of the plan, which is attached to this proxy statement as Appendix A.
     Participation; Awards under the Plan. Pursuant to the plan, each employee of the Company or a subsidiary of the Company (including executive officers of the Company) having at least six (6) months of continuous service prior to January 1 or July 1 of each year (each a “Commencement Date”), except for employees whose customary employment is 20 hours per week or less or whose customary employment is not for more than five months in any calendar year, is eligible to participate in the plan. Holders of 5% or more of the outstanding shares of common stock are not eligible to participate in the plan. The Company and its subsidiaries currently have approximately 1,030 employees who are eligible to participate in the plan.
     Eligible employees may elect to deduct from their compensation an after-tax amount of not less than $25.00 per bi-weekly payroll period (or $25.00 per semi-monthly payroll period) and not more than 15% of their base pay on the Commencement Date for each six-month option period starting on each such Commencement Date (each such six-month period is referred to in the plan as an “Option Period”). The dollar amount deducted is credited to the participant’s Contribution Account (as defined in the plan). In addition, a participant who has neither discontinued nor withdrawn his or her contributions during each Option Period is permitted to make one lump sum contribution during each Option Period (except during the last 30 days of the Option Period), as long as the aggregate amount of contributions does not exceed 15% of the participant’s base pay on the Commencement Date (expressed as base pay for the applicable payroll period) multiplied by the number of payroll periods during that Option Period.
     On the Grant Date (the first trading date of each Option Period), each participant in the plan shall be deemed to receive an option to purchase shares of common stock in accordance with the terms of the plan. On the Exercise Date (the last trading day of each Option Period), the amount deducted from each participant’s salary and any additional amounts contributed on a lump-sum basis over the course of the period will be used to purchase shares of common stock at a purchase price (the “Exercise Price”) equal to the lesser of (a) 100% of the Closing Market Price of the shares of common stock on the Exercise Date and (b) 100% of the Closing Market Price of the shares of common stock on the Grant Date. On an Exercise Date, all options shall be automatically exercised, except for options which are cancelled when a participant withdraws the balance of his or her Contribution Amount or which are otherwise terminated under the provisions of the plan (such as upon the termination of a participant’s employment for any reason except death, disability, or retirement at or after age 65).
     Participants’ rights under the plan are subject to the following limitations: (i) subject to certain adjustments, the maximum number of shares of common stock which may be purchased by a participant on an Exercise Date is 3,000 shares; (ii) no participant is allowed to purchase, during a calendar year, stock under the plan having a market value in excess of $25,000, as determined on the Grant Date; (iii) no option may be granted to a participant who would own 5% or more of the common stock of the Company immediately after the option is granted and (iv) no participant may assign, transfer or otherwise alienate any rights under the plan or any options granted to him or her thereunder, except by will or the laws of descent and distribution, and such options must be exercised during the participant’s lifetime only by him or her.
     Upon termination of a participant’s employment, the employee shall cease being a participant under the plan, and the balance of the employee’s Contribution Account shall be paid to the participant as soon as practical after termination. An option granted to such a participant shall be null and void from the date of termination. Upon the death, retirement or disability of a participant, the participant or his or her legal representative may withdraw the balance in his or her Contribution Account or may use the accumulated balance to purchase stock under the plan. Any remaining money that is insufficient to purchase a whole share is returned to such participant or his or her legal representative. Nothing in the plan is to be construed so as to give an employee the right to be retained in the service of the Company.
     Administration. The plan is administered by a Plan Administrator, which Plan Administrator is currently the Compensation Committee of the Board of Directors. The Plan Administrator does not, however, have the discretion to deny the right to participate in the plan to any employee who meets the eligibility criteria.
     Adjustments. In the case of a stock split, stock dividend, reclassification, recapitalization, merger, reorganization or other change in the Company’s structure affecting the common stock, appropriate adjustments will be made by the Plan Administrator in the number of shares reserved for issuance under the plan and calculation of the Exercise Price.
     Amendment. The Board of Directors of the Company has the right to amend or terminate the plan at any time, but cannot make an amendment to increase the number of shares reserved under the plan (except pursuant to certain changes in the capital structure of the Company) without the approval of the Company’s stockholders. If the plan is terminated, all options outstanding at the time of termination shall become null and void, and the balance in each participant’s Contribution Account shall be paid to that participant.
Certain U.S. Federal Income Tax Consequences
     The following is a brief summary of the Federal income tax aspects of awards made under the plan based upon the Federal income tax laws in effect on the date hereof. This summary is not intended to be exhaustive and does not describe state or local tax consequences.
     A holder will not recognize income for Federal tax purposes when shares are purchased. Income may be recognized when a holder disposes of his or her stock. If shares of stock are disposed of before a statutory holding period is met, ordinary income is recognized in an amount equal to the difference between the price paid for the shares and the market value of the shares of the date such shares were purchased. If shares are disposed of after meeting the holding period requirement, the holder receives ordinary taxable income in the calendar year of disposition equal to the excess of the fair market value of such shares of common stock on the day of disposition over the price paid for such shares. In either case, (i) if a holder’s disposition is by gift, such holder will have no further income tax consequences and (ii) in the case of a sale of such shares, the difference between the net proceeds on the date of the disposition and the holder’s tax basis in such shares (including ordinary income recognized in the disposition) will be taxable as capital gain or loss.
     If an employee leaves contributions in the plan to purchase common stock after he or she retires, the tax consequences depend on whether the termination date is within three months of the Exercise Date. If the termination is not more than three months prior to the Exercise Date, the tax consequences are described above. However, if the termination date is more than three months prior to the Exercise Date, the holder is treated as exercising a non-qualified option and is taxed on the Exercise Date on the excess of market value of the stock on that date over the price paid.

Required Vote; Recommendation of the Board
     Approval of this proposal requires the affirmative vote of a majority of the shares represented in person or by proxy and entitled to vote on the matter. A properly executed proxy marked “ABSTAIN” with respect to this proposal will have the same effect as a vote against the proposal. Broker nonvotes will not affect this proposal. However, as discussed elsewhere in this proxy statement, both abstentions and broker nonvotes will factor into the determination of the existence of a quorum.
     The Board of Directors recommends that you vote FOR approval of the amendment to the First Acceptance Corporation Employee Stock Purchase Plan.

PROPOSAL 3 — RATIFICATION OF INDEPENDENT AUDITORS
     The Audit Committee has selected Ernst & Young LLP to serve as our independent auditors for the current fiscal year, and the stockholders are requested to ratify this appointment. Ernst & Young has served as our independent registered public accounting firm since September 2006. A representative of Ernst & Young is expected to be present at the annual meeting, will have an opportunity to make a statement if he or she so desires and is expected to be available to respond to appropriate questions. Stockholders should recognize that the ratification of the appointment of Ernst & Young does not preclude the Audit Committee from subsequently determining to change independent auditors if the Audit Committee determines such action to be in the best interests of the Company and its stockholders.
     KPMG LLP (“KPMG”) was previously the principal accountant for the Company. On September 27, 2005, the Audit Committee of the Board of Directors of the Company terminated KPMG’s appointment as our independent registered public accounting firm.
     In connection with the audit of the fiscal year ended June 30, 2005, and during the subsequent interim period through September 27, 2005, there were no “reportable events” as defined in Item 304(a)(1)(v) of Regulation S-K.
Fees Billed to Us by Ernst & Young LLP During Fiscal 2007 and 2006
     Audit Fees. The aggregate audit fees billed by Ernst & Young for the fiscal years ended June 30, 2007, and 2006 were $769,000 and $739,750, respectively. The fees include professional services and expenses for annual audits and quarterly reviews of our financial statements.
     Audit-Related Fees. Audit-related fees billed by Ernst & Young for the fiscal years ended June 30, 2007 and 2006 were $20,000 and $0, respectively. These fees related to the audit of the Company’s 401(k) plan.
     Tax Fees. The aggregate tax fees billed by Ernst & Young for the fiscal year ended June 30, 2007 were $50,000. There were no tax fees billed by Ernst & Young for the fiscal year ended June 30, 2006. The fiscal 2007 fees related to the preparation of fiscal 2006 federal and state income tax returns for the Company.
     All Other Fees. No amounts were billed by Ernst & Young during the fiscal years ended June 30, 2007 and 2006 that would be categorized as “All Other Fees.”
Audit Committee Pre-Approval Policies and Procedures.
     Our Audit Committee has adopted a policy, contained in its Restated Charter, which provides that our Audit Committee must pre-approve all audit and non-audit services provided to the Company by our independent auditors. This policy is administered by our senior management, which reports throughout the year to the Audit Committee. The Audit Committee pre-approved all audit and non-audit services provided by Ernst & Young during fiscal 2007 and 2006.
Auditor Rotation Policies
     Ernst & Young maintains partner rotation policies in accordance with the rules promulgated by the SEC. Such rules have required rotation of the lead audit partner after five years of assignment to the engagement.
Required Vote; Recommendation of the Board
     Approval of this proposal requires the affirmative vote of a majority of the shares represented in person or by proxy and entitled to vote on the matter. A properly executed proxy marked “ABSTAIN” with respect to this proposal will have the same effect as a vote against the proposal. However, as discussed elsewhere in this proxy statement, both abstentions and broker nonvotes will factor into the determination of the existence of a quorum.
     The Board of Directors recommends that you vote FOR the ratification of the appointment of Ernst & Young LLP as First Acceptance Corporation’s independent auditors.

OTHER MATTERS
     As of the date of this proxy statement, we know of no business that will be presented for consideration at the annual meeting other than the items referred to above. If any other matter is properly brought before the meeting for action by stockholders, proxies in the enclosed form returned to us will be voted in accordance with the recommendation of the Board of Directors or, in the absence of such a recommendation, in accordance with the judgment of the proxy holder.
ADDITIONAL INFORMATION
     Stockholder Proposals for the 2008 Annual Meeting. Pursuant to Rule 14a-8(e) of the Securities Exchange Act of 1934, stockholder proposals submitted in accordance with applicable rules and regulations for presentation at our next annual meeting and received at our executive offices no later than June 13, 2008 will be considered for inclusion in our proxy statement and form of proxy relating to the 2008 annual meeting.
     For other stockholder proposals to be timely (but not considered for inclusion in our proxy statement), a stockholder’s notice must be received at our executive offices no later than 60 days before our annual meeting or (if later) ten days after the public notice of that meeting is sent to the stockholders of the Company, and should otherwise comply with the advance notice provisions of our certificate of incorporation. For proposals that are not timely filed, we retain discretion to vote the proxies that we receive. For proposals that are timely filed, we retain discretion to vote the proxies that we receive, provided (1) we include in our proxy statement advice on the nature of the proposal and how we intend to exercise our voting discretion and (2) the proponent does not issue a proxy statement.
     Proxy Solicitation Costs. The proxies being solicited hereby are being solicited by us. We will bear the cost of soliciting proxies in the enclosed form. Our officers and regular employees may, but without compensation other than their regular compensation, solicit proxies by mail, personal conversations, telephone, telex, facsimile or electronic means. Upon request, we will reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to the beneficial owners of our common stock.
     Financial Statements Available. A copy of our 2007 Annual Report to Stockholders containing our Annual Report on Form 10-K for the year ended June 30, 2007 and other information accompanies this proxy statement.
     Householding Information. As permitted by the SEC’s proxy statement rules, we will deliver only one copy of our 2007 Annual Report to Stockholders or this proxy statement to two or more stockholders who share an address, unless we have received contrary instructions from one or more of the stockholders. We will deliver promptly, upon written or oral request, a separate copy of the annual report or proxy statement to a stockholder at a shared address to which a single copy of the documents was delivered. Conversely, stockholders sharing an address who are receiving multiple copies of our annual reports or proxy statements may request delivery of a single copy.
     Requests in this regard should be addressed to:
Thomas M. Harrison, Jr.
Secretary
First Acceptance Corporation
3322 West End Ave., Suite 1000
Nashville, TN 37203
(615) 844-2811

APPENDIX A
FIRST AMENDMENT TO
FIRST ACCEPTANCE CORPORATION EMPLOYEE STOCK PURCHASE PLAN
Section 6.1 of the Plan is hereby deleted in its entirety and replaced with the following:
     6.1 RESERVED SHARES OF STOCK. The Company shall reserve two hundred thousand (200,000) shares of Stock for issuance upon exercise of the options granted under this Plan.

FIRST ACCEPTANCE CORPORATION

☐

▼ DETACH PROXY CARD HERE ▼

☒ **Votes must be indicated (x) in Black or Blue ink.**

1. Election of Directors (Proposal No. 1)

FOR all nominees listed below ☐ **WITHHOLD AUTHORITY** to vote for all nominees listed below ☐ ***EXCEPTIONS** ☐

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the "Exceptions" box and write that nominee's name in the space provided below).

*Exceptions ______________________________

To change your address, please mark this box. ☐

To include any comments, please mark this box. ☐

This Proxy, when properly executed, will be voted in the manner directed herein and will authorize the Proxies to take action in their discretion upon other matters that may properly come before the meeting. If no direction is made, the Proxy will be voted in accordance with the recommendations of the Board of Directors. Proxies are authorized to vote upon matters incident to the conduct of the meeting, such as approval of one or more adjournments of the meeting for the purposes of obtaining additional stockholder votes.

S C A N L I N E

Joint owners must each sign. Please sign your name(s) EXACTLY as your name(s) appear(s) on this card. When signing as attorney, trustee, executor, administrator, guardian or corporate officer please give your FULL title. (PLEASE SIGN, DATE, AND MAIL TODAY.)

Date ______ Share Owner sign here ______ Co-Owner sign here ______

FIRST ACCEPTANCE CORPORATION Proxy Solicited on Behalf of the Board of Directors of t h e Company for the Annual Meeting, November 7, 2007 You are encouraged to specify your vote by marking the appropriate box ON THE REVERSE SIDE but you need not mark any box if you wish to vote in accordance wit h the Board of Directors’ recommendations which are FOR the electio n of th e named nomin ees as directors and FOR Proposals 2 and 3. The Proxies cannot vote your shares unless you sig n and return this card. This Proxy may be revoked in writin g at anytime prior to the voting thereof. ? DETACH PROXY CARD HERE ? Mark, Sign, Date and Return x the Proxy Promptly Using the Enc losed Envelope. Votes mustb e indicated x ( ) in Black or Blu e ink. 1. Election of Directors (Proposal No. 1) FOR AGAIN ST ABSTAIN FOR all nominees x WITHHOLD AUTHORITY o t vote x *EXC EPTIONS x 2. To approve an increase in the number of shares x x x list ed below for all nominees listed below authorized for issuance pursuant to the First Acceptance Corporation Employee Stock Purchase Plan. Nominees: Rhodes R. Bobbitt, Harvey B. Cash, Donald J. Edwards, Gerald J. Ford, Stephen J. Harrision, Thomas M. Harrison, Jr., 3. To ratify the election of Ernst & Young LLP as x x x Tom C. Nichols, Lyndon L. Olson, Jr. and William A. Shipp, Jr. n i dependent auditors for the Company for the if scal year ending June 30, 2008. I ( NSTRUCT IONS: To withh old authority to vote fo r any individual n ominee, mark th e “Exceptions” box and write that nominee’s name in the space provided below). This Proxy, when properlye xecuted, will be v oted int hem anner dir ecte dh erein andw ill authorize the Proxies to takea ction in theird iscre tion upon other mat ers that mayproperly come *Exceptions ___befor e the m eeti ng. If no di rection ism ade, the Proxy wil l be votedi na ccordance w it h the recommendatio ns o f the Board ofD ire ctors. P r o xi esa rea uthorizedt o vote upon matte rs To change your address, please mark this box. x in cid entt o thec onduct of them eeti ng, such as approval of one or morea djournments of h t e meeting fort hep urposes o f obtaining additi onals toc kholder votes. To include any comments, please mark this box. x S C A N L I N E Joint owners must each sign. Please sign your name(s) EX ACTLY a s your name(s) appear(s) on this card. When sig ninga s attorne y , t r ustee, executor, administrator, guardian or corporate o ffic er ple ase giv e your FUL L ti tle. P ( LEASES IGN, DATE, AND MAIL TODAY.) Date Share Owner sign here Co-Owner sign here

FIRST ACCEPTANCE CORPORATION

THIS IS YOUR PROXY

Dear Stockholder:

Enclosed with this Proxy is a Proxy Statement containing important information about the matters that you are being asked to approve.

Your vote is important. Whether or not you plan to attend the Annual Meeting, you can be sure your shares are represented at the meeting by promptly returning your completed Proxy card prior to the Annual Meeting.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

FIRST ACCEPTANCE CORPORATION

PROXY

BOARD OF DIRECTORS PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS
AT 9:30 AM, WEDNESDAY, NOVEMBER 7, 2007
FIRST ACCEPTANCE CORPORATION, 3322 WEST END AVENUE, SUITE 1000, NASHVILLE, TENNESSEE 37203

The undersigned hereby constitutes and appoints each of Stephen J. Harrison and Thomas M. Harrison, Jr. his or her true and lawful agents and proxies with full power of substitution in each to represent the undersigned, with all the powers which the undersigned would possess if personally present, and to vote the Common Stock of First Acceptance Corporation held of record by the undersigned on the record date, at the Annual Meeting of Stockholders of First Acceptance Corporation, to be held at First Acceptance Corporation, 3322 West End Avenue, Suite 1000, Nashville, Tennessee 37203, on November 7, 2007, at 9:30 a.m. local time, and at any adjournment or postponement thereof, on all matters coming before said meeting.

The Board of Directors recommends a vote FOR the election of all nominees for director and FOR Proposals 2 and 3.

(SEE REVERSE SIDE)

FIRSTA CCEPTANCE CORPORATION THIS IS YOUR PROXY Dear Stockholder: Your Proxy is being solicited by the Board of Directors of First Acceptance Corporatio nf or th e Annual Meeti ng of Stockholders tob e heldo n November 7, 2007, at 9:30 a.m. lo cal time, at our corporate headquarters which are lo cateda t3 322W est EndAvenue, Suite 1000, Nashville,Tennessee3 7203. Enclosed with th is Proxyi sa Proxy Statement containing im portanti nfo rmatio n about the matters that you are being asked to approve. Yourv otei s important. Wheth er orn ot youp la nt oa tte nd th eAnnualM eeting, you can be sure your shares are represented at th e meeting by promptly returning your completed Proxy card prior to the Annual Meeting. Please mark th e boxes on the Proxy card below to in dicate how your shares are to be voted, then sign the card, detach it and return your Proxy cardi n the enclosed envelope. Thank you in advance for your prompt consideration of these matters. CONTINUED AND TO BE SIGNED ON REVERSE SIDE FIRST ACCEPTANCE CORPORATION P R O X Y BOARD OF DIRECTORS PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS AT 9:30A M, WEDNESDAY, NOVEMBER7 , 2007 FIR ST ACCEPTANCE CORPORATION, 3322 WESTE ND AVENUE, SUITE1 000, NASHVILLE, TENNESSEE3 7203 The undersignedh ereby constitutes anda ppoints each of Ste phen J. Harrison and Thomas M. Harrison, Jr. his or her true and lawful agents andp roxies with ful power of substitution in each to represent the undersigned, wit h al t he powers whicht he undersigned wouldp ossess ifp ersonally p resent,a nd to vote the Common Stock of FirstA cceptanceC orporation held of record by the undersigned on the re cord date, at the Annual Meeting of Stockholders of FirstA cceptance Corporation, to be held at FirstAcceptanceC orporati on, 3322 West EndA venue, Suit e 1000, Nashvil e, Tennessee 37203, on November 7, 2007, at 9:30 a.m. local time,a nda t any adjo urn ment or postponement thereof, on all matters coming before said meeting. ELECTION OF DIRECTORS: To elect each of Rhodes R. Bobbit , Harvey B. Cash, Donald J. Edwards, Gerald J. Ford, Stephen J. Harrision, Thomas M. Harrison, Jr., Tom C. Nichols, Lyndon L. Olson, Jr. andW illi am A. Ship p, Jr. to serve until the next Annual Meetin g of Stockholders and until their successors are duly elected and qualifi ed or their earlier death, re signation or removal from of ic e. The Board of Directo rsr ecommendsa vote FOR the ele ction of al n ominees for FIRST ACCEPTANCE CORPORATION director and FOR Proposals 2 a nd 3. P.O. BOX 11018 NEW YORK, N.Y. 10203-0018 (SEE REVERSES IDE)